AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED APRIL 24, 2026

PSFNetwork MasterSeries LLC

(A DELAWARE SERIES LIMITED LIABILITY COMPANY)

62 South 3rd Street

Brooklyn, NY 11249

www.psfnetwork.com

		Series Membership Interests Overview
		Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer	Proceeds to Other Persons
Series PSF Property 001	Per Unit	$835.50	$8.35	$827.15	N/A
	Total Minimum	$645,000	$6,450	$638,550	N/A
	Total Maximum	$645,000	$6,450	$638,550	N/A

(1)

The number of Series Interests offered is based on the total square footage of the underlying property. The offering price per Series Interest is derived from the price per square foot of the property, together with acquisition and offering-related costs, and has not been independently established. The offering price does not necessarily reflect the current or future market value of the Series Interests.

(2)

The company has engaged Rialto Markets LLC (“Rialto” or “Rialto Markets”) to act as a placement agent for this offering and to perform certain administrative and technology-related functions as set forth in “Plan of Distribution.” The company will pay a cash commission of 1% to Rialto on sales of the Series Interests. Any additional expenses, including FINRA fees will be paid by the Managing Member of the company without reimbursement by the company.

(3)	The minimum subscription per investor is one (1) Series Interest. The company must raise the total maximum amount (the “Total Maximum Amount”) of the Interests offered in each Series Offering. If the company does not raise the Total Maximum Amount during the term of the offering, the funds will be promptly returned to investors after termination of such Series Interest offering.

This offering will terminate at the earlier of (i) the date at which the maximum offering amount has been sold, (ii) the date at which the offering is earlier terminated by the company, in its sole discretion or (iii) the date that is three years from this offering being qualified by the United States Securities and Exchange Commission (the “Commission” or “SEC”). At least every 12 months after this offering has been qualified by the SEC the company will file a post-qualification amendment to include the company’s recent financial statements. In addition, the company may periodically file a post-qualification amendment to include additional Series Interests to this offering.

The subscription funds provided by prospective investors as part of the subscription process will be held in a non-interest-bearing escrow account with North Capital Private Securities Corporation and will not be commingled with the operating account of any Series or the company until, if and when there is a closing with respect to that Series. In the event that a Series does not raise the maximum amount being sought, all funds will be promptly returned to investors without interest or deduction.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that the company becomes a reporting company under the Securities Exchange Act of 1934, the company intends to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary — Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “PSFNetwork MasterSeries” “PSFNetwork Master” “we,” “us,” “our,” “the company” and similar term refer to PSFNetwork MasterSeries LLC, a Delaware series limited liability company.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

Implications of Being an Emerging Growth Company

The company is not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because the company is not registering its securities under the Exchange Act. Rather, the company will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which the company’s offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, the company may immediately suspend its ongoing reporting obligations under Regulation A.

If and when the company becomes subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during its last fiscal year, it will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, the company:

●	will not be required to obtain an auditor attestation on its internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from its interest holders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

The company intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. The company’s election to use the phase-in periods may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

ii

Under the JOBS Act, the company may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after its initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that the company no longer meets the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that the company would cease to be an “emerging growth company” if it has more than $1.07 billion in annual revenues, have more than $700 million in market value of its common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that the company may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SERIES OFFERING TABLE

The table below shows key information related to the offering of each Series, as of the date of this Offering Circular. Please also refer to “The Company’s Business – Property Overview” and “Use of Proceeds” for further details.

SERIES NAME	UNDERLYING ASSETS	OFFERING PRICE PER SERIES INTEREST	MAXIMUM OFFERING SIZE	MINIMUM/ MAXIMUM/ SERIES INTERESTS(1)	INITIAL QUALIFICATION DATE(1)	OPEN DATE(2)	CLOSING DATE	STATUS
PSF Property 001	The residential condominium located at 488 NE 18th St, PH03, Miami, FL 33132	$835.50	$$645,000	772	[____]	[____]	[____]	[____]

(1)	For each offering, each row states, with respect to the given offering, the date on which the offering was initially qualified by the Commission.

(2)	For each offering, each row states, with respect to the given offering, the date on which offers and sales for such offering commenced.

iii

SUMMARY

OFFERING CIRCULAR SUMMARY

This Offering Circular Summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in the company’s Series Interests, you should carefully read this entire Offering Circular, including the company’s financial statements and related notes. You should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

PSFNetwork MasterSeries LLC, a Delaware series limited liability company formed on October 29, 2025 (“PSFNetwork MasterSeries”). PSFNetwork Holding LLC, a Delaware limited liability company (“PSFNetwork Holding”) is the Managing Member of PSFNetwork MasterSeries (the “Managing Member”). PSFNetwork, Inc. is the manager of our Managing Member as well as the operator of the online platform on which each offering will be hosted (“PSFNetwork”). The purpose of the company is to establish separate series for the holding of properties to be acquired by the company (each, a “Series”), and allow investors to acquire equity interests in each Series (the “Series Interests”).

PSFNetwork Holding is a real estate investment platform, operating in the real estate investment market, specifically the segment focused on fractional ownership and passive-income-oriented investment products. This market includes individual investors seeking smaller entry points into real estate and real estate agents looking for additional ways to present and distribute property investment opportunities.

Investors in this offering will acquire Series Interests in a Series of the company, each of which is a separate registered or protected series of the company for purposes of assets and liabilities.

It is not anticipated that any Series would own any assets other than its respective property, the reason for which the applicable Series was created, (the “Underlying Asset(s)”), plus cash reserves for maintenance, insurance and other expenses pertaining to each Underlying Asset. It is intended that owners of an interest in a Series will only have assets, liabilities, profits and losses pertaining to the specific Underlying Assets owned by that Series.

For example, an investor who acquires Series Interests in Series PSF Property 001 will only have assets, liabilities, profits, and losses pertaining to the property located at 488 NE 18th St, PH03, Miami, FL 33132.

PSFNetwork intends to operate as a two-sided marketplace, an online platform that allows real estate agents to list real estate properties and enables investors to purchase fractional interests in those properties through a Series designated under PSFNetwork MasterSeries LLC. Each Series corresponds to a single property, and investors purchase membership interests in the Series tied in value to one square foot of that property. A Series acquires the property only after it is fully subscribed to the full value of the property and associated expenses. We do not anticipate incurring any debt or additional financing other than the proceeds from investors to acquire a property.

The company operates as an asset-light marketplace. It does not buy or inventory properties itself; instead, it provides the technology and structure that connect real estate agents, investors, and property managers. The platform is designed to give users transparent property information, standardized processes, and a streamlined way to participate in fractional real estate ownership. The company is currently pre-launch and has no revenues.

The services include:

1.	Providing a platform for real estate agents to list properties for sale.

2.	Fractional share purchase functionality for investors: enabling investors to purchase membership interests (one membership interest = one square foot) in Series offerings used to fund the acquisition of those properties and its associated expenses.

3.	Post-acquisition coordination with property managers: Coordinating with property managers responsible for operating each property after a Series is fully subscribed and property is acquired.

PSFNetwork Holding will serve as the Managing Member responsible for the day-to-day management of the company and each registered series.

Organizational Chart

For ease of understanding the company’s business structure, it has included the organizational chart below.

Each property that we acquire will be owned by a separate series of our company that we will establish to acquire that series. Our Managing Member will evaluate the property to be acquired by a series that has been referred to the Managing Member through real estate agents through the PSFNetwork platform.

The Series PSF Property 001

Maximum Offering Amount	Up to $645,000 of Series PSF Property 001 Interests to be acquired pursuant to a Subscription Agreement are being offered on a “best efforts” basis.

Minimum Offering Amount	The Maximum Offering Amount must be raised prior to closing on this Series offering.

Price Per Series Interest	$835.50 per Series PSF Property 001

Minimum Investment	One Series Interest per investor.

Term	The minimum subscription per investor is one (1) Series Interest. The company must raise the Maximum Offering Amount of the Interests offered in each Series Offering. If the company does not raise the Maximum Offering Amount during the term of the offering, the funds will be promptly returned to investors after termination of such Series Interest offering.

Use of Proceeds	The proceeds from the sale of Series PSF Property 001 will be used for acquisition of the Underlying Asset, create a maintenance reserve for the applicable Underlying Asset and pay brokerage commissions to Rialto. Offering expenses other than the commission payable to Rialto and the amounts identified under “Use of Proceeds” below will be paid for by the Managing Member without reimbursement.

Series Interests outstanding before the offering	Series PSF Property 001 Interest: 1

Series Interests outstanding after the offering	Series PSF Property 001 Interest: 772

Broker Fees and Related Party Fees

PAYMENT	DESCRIPTION	AMOUNT	PAYOR	PAYEE
Asset Management Fee(1)	Equal to 10% of the gross rental income from operation of the Underlying Asset.	TBD	Series PSF Property 001	PSFNetwork Holding
Platform Fee	A platform fee of 2.5% of the total amount raised in each Series offering payable to the Managing Member, PSFNetwork Holding. This fee covers, technology, hosting, and platform operations.	$14,375	Series PSF Property 001	PSFNetwork Holding
Rialto Markets Commission (Brokerage Fees)	1% commission (assuming a fully subscribed offering). This fee covers broker-dealer oversight, investor onboarding review, regulatory compliance, and required filings.	$6,450	Series PSF Property 001	Rialto Markets

(1)	The company notes that this fee will be established by the Series Designation associated with the particular Series. The Managing Member, PSFNetwork Holding, has determined the Asset Management Fee is 10% for Series PSF Property 001.

Selected Risks

The company’s business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset.

●	Liability of investors between series of interests.

●	Each Series Interest will rely on its Managing Member, PSFNetwork Holding to manage each property.

●	If PSFNetwork fails to retain its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer.

●	Investors are relying on the decisions by PSFNetwork for the management of the Underlying Assets.

●	There is competition for time among the various entities sharing the same management team.

●	There is currently no trading market for the company’s securities.

●	The company has limited operating history for investors to evaluate.

●	Possible Changes in Federal Tax Laws make it impossible to give certainty to the tax treatment of any series of interest.

●	The company’s consolidated financial statements include a going concern opinion.

●	The company may not raise sufficient funds to achieve its business objectives.

●	The company’s management has full discretion as to the use of proceeds from the offering.

●	The number of Series Interests offered is based on the total square footage of the underlying property. The offering price per Series Interest is derived from the price per square foot of the property, together with acquisition and offering-related costs, and has not been independently established. The offering price does not necessarily reflect the current or future market value of the Series Interests.

●	If the company does not successfully dispose of real estate assets, you may have to hold your investment for an indefinite period.

●	Competition with other parties entering real estate investment business may reduce the company’s profitability.

●	The company’s real estate and real estate-related assets will be subject to the risks typically associated with real estate.

●	The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions.

●	The market in which the company participates is competitive and, if it does not compete effectively, its operating results could be harmed.

●	An Underlying Asset that has significant vacancies could be difficult to sell, which could diminish the return on the Underlying Asset.

●	The company may decide to sell an Underlying Asset which could conflict with an investor’s interests.

●	A decline in general economic conditions in the markets in which each Underlying Asset is located or in the United States generally could lead to an increase in tenant defaults, lower rental rates and less demand for commercial real estate space in those markets.

●	Lawsuits may arise between the company and its tenants resulting in lower cash distributions to investors.

●	Costs imposed pursuant to governmental laws and regulations may reduce the company’s net income and the cash available for distributions to its investors.

●	The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company’s investors.

●	Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.

●	Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the company’s cash flows and the return on investment.

●	The company’s Operating Agreement and applicable Series Interest Subscription Agreement each include a forum selection provision, that requires disputes be resolved in state or federal courts in the State of Delaware, under Delaware law, regardless of convenience or cost to you, the investor, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the applicable Series Interest Subscription Agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the Agreement.

●	Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect the company’s business.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Relating to the Structure, Operation and Performance of the Company

An investment in an offering constitutes only an investment in that Series and not in the company or any Underlying Asset. A purchase of Series Interests in a Series does not constitute an investment in either the company or an Underlying Asset directly, or in any other Series. This results in limited voting rights of the investor, which are solely related to a particular Series, and are further limited by the Series Limited Liability Company Agreement of PSFNetwork MasterSeries dated March 13, 2026, (the “Operating Agreement”) of the company, described further herein. Investors will have limited voting rights. Thus, the Managing Member and the Asset Manager retain significant control over the management of the company, each Series and the Underlying Assets.

Furthermore, because the Interests in a Series do not constitute an investment in the company as a whole, holders of the Interests in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series. In addition, the economic interest of a holder in a Series will not be identical to owning a direct undivided interest in an Underlying Asset because, among other things, before distributions are made to the holders, the Asset Manager will receive a fee in respect of its management of the Underlying Asset.

Liability of investors between series of interests. The company is structured as a Delaware series limited liability company that issues a separate series of interests for each Underlying Asset. Each series of interests will merely be a separate series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18-215(b) of the LLC Act) are met, the liability of investors holding one series of interests is segregated from the liability of investors holding another series of interests and the assets of one series of interests are not available to satisfy the liabilities of other series of interests.

Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law, and in the past certain jurisdictions have not honored such interpretation.

If the company’s series limited liability company structure is not respected, then investors may have to share any liabilities of the company with all investors and not just those who hold the same series of interests as them. Furthermore, while the company intends to maintain separate and distinct records for each series of interests and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a series to the liabilities of another series of interests. The consequence of this is that investors may have to bear higher than anticipated expenses which would adversely affect the value of their Series Interests or the likelihood of any distributions being made by a particular Series to its investors.

In addition, the company is not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one series of interests should be applied to meet the liabilities of the other series of interests or the liabilities of the company generally where the assets of such other series of interests or of the company generally are insufficient to meet its liabilities.

Each Series Interest will rely on its Managing Member, PSFNetwork Holding to manage each property. Following the acquisition of any Underlying Asset, the Underlying Asset will be managed by PSFNetwork Holding. In addition, PSFNetwork Holding will be entitled to certain fees in exchange for its day-to-day operations of each Underlying Asset. Any compensation arrangements will be determined by PSFNetwork Holding sitting on both sides of the table and will not be an arm’s length transaction.

If PSFNetwork, the manager of the company’s Managing Member, fails to retain its key personnel, the company may not be able to achieve its anticipated level of growth and its business could suffer. The company’s future depends, in part, on Omar ElGhazaly, who is the Chief Executive Officer of PSFNetwork. Mr. ElGhazaly is critical to the management of the company’s business and operations and the development of its strategic direction. The loss of the services of Mr. ElGhazaly, other executive officers or key personnel of PSFNetwork and the process to replace any of those key personnel would involve significant time and expense and may significantly delay or prevent the achievement of the company’s business objectives.

Investors are relying on the decisions by PSFNetwork for the management of the Underlying Assets. PSFNetwork is the manager of the company’s Managing Member. On balance, PSFNetwork controls all of the decisions related to each Series:

●	Care of the Underlying Asset.

●	Custody of the Underlying Asset.

●	Maintenance of the Underlying Asset.

●	Management of the Underlying Asset.

●	Ability and to take any action that it deems necessary or desirable.

●	The authority to sell of the Underlying Asset.

●	Whether to encumber of the Underlying Asset.

●	Whether to convey the Underlying Asset.

●	Determination of the Asset Management Fee.

None of the responsibilities and determinations listed above will be made at arm’s length and all of these decisions may unjustly financially reward PSFNetwork to the detriment of each Series and the investors. These conflicts may inhibit or interfere with the sound and profitable operation of the company and much smaller, if any, distributions made to the investors.

Further, the fees to be paid to the Managing Member were determined internally, by the company and PSFNetwork Holding and the company did not rely on any independent assessment of market rates. Accordingly, the determination of fees was not made at arm’s length and may result in (i) smaller distributions made to investors, if any at all, (ii) the interference with the sound and profitable operation of the company and (iii) the fees paid to the Managing Member may be higher than the fees that would be paid to an unaffiliated third party given the lack of an independent assessment as to the determination of the fees.

There may be competition for time among the various entities sharing the same management team. Currently, PSFNetwork Holding is the Managing Member of PSFNetwork MasterSeries and Series PSF Property 001. PSFNetwork Holding intends to also be the Managing Member of future Series. It is foreseeable that at certain times the various entities will be competing for time from the management team.

There is currently no trading market for the company’s securities. There is currently no public trading market for any Series Interests, and an active market may not develop or be sustained. If an active public or private trading market for the Securities does not develop or is not sustained, it may be difficult or impossible for you to resell your Series Interests at any price. Even if a public or private market does develop, the market price could decline below the amount you paid for your Interests.

The company has limited operating history for investors to evaluate. The company and Series PSF Property 001 were recently formed and have not generated any revenues and have no operating history upon which prospective investors may evaluate their performance. No guarantee can be given that the company or any Series Interest will achieve their investment objectives, the value of any Underlying Asset will increase or that any Underlying Asset will be successfully monetized.

The company’s consolidated financial statements include a going concern opinion. The company’s financial statements were prepared on a “going concern” basis. Certain matters, as described in the accompanying financial statements, indicate there may be substantial doubt about the company’s ability to continue as a going concern. Specifically, the company is newly formed and has not generated revenue from operations. The company will require additional capital until revenue from operations are sufficient to cover operational costs. Successful development of the company and ultimately the attainment of profitable operations is dependent upon future events including adequate financing, continuous support from PSFNetwork, general and economic conditions on the real estate market and achieving a level of income adequate to support the company’s cost structure. Therefore, there is substantial doubt about the ability of the company to continue as a going concern.

Each of our company’s Series will hold an interest in a single property, a non-diversified investment. We intend for each of our Series, either directly or through its wholly-owned subsidiary, to own and operate a single property.  Each Series’ return on its investment will depend on the revenues generated by such property and the appreciation or depreciation of the value of the property over time.  These, in turn, are determined by several factors which are typically unforeseen however that could include but not limited to national and local economic cycles and conditions, financial markets and the economy, competition from existing properties as well as future properties, natural disasters, social unrest, and government regulation (such as tax and building code charges).  The value of a property may decline substantially after a Series purchases it.

Each of our Series will own a single property and as a result of this non-diversified investment strategy, unanticipated capital expenditures could lead to a Series’ inability to pay dividends or the loss of your investment entirely.

Each Series’ distribution stream will depend on the revenues generated by such property and the appreciation or depreciation of the value of the property over time.  Additionally, a Series might not be able to fund an unexpected major capital expenditure and this could lead to a complete loss of your investment.

If the company is not able to acquire a property, investors will have forgone the opportunity to use their funds in a different manner. In the case that the Managing Member of the company is not able to complete the transaction to acquire the Underlying Asset of a Series, the funds tendered by investors will be returned to such investors without deduction or interest. This would occur if the Series does not raise the full amount for each offering, or if the property intended to be the Underlying Asset is sold before the company was able to complete the purchase. While investors will receive all of their funds back from the company, they will have forgone the opportunity to use those funds in a different manner while it was held in the established escrow account.

Investments we make will be consistent with our intention for each Series to qualify to be taxed as a REIT unless the Managing Member determines that not qualifying as a REIT is in the best interests of a Series. The Managing Member may elect for a Series to qualify to be taxed as a REIT for U.S. federal income tax purposes, unless the Managing Member determines that REIT status is not in the best interests of that Series. To qualify as a REIT, a Series must satisfy specific asset and income tests. These rules require that at least 75% of a Series’ assets consist of real estate assets, cash, cash items, and certain government securities, and that a significant portion of its gross income come from real estate–related sources. These REIT limitations restrict a Series from holding assets or generating income that would cause it to fail these tests. As a result, investment activity for each Series will be limited primarily to the direct ownership of a single property and related real estate assets. In limited circumstances, a Series may acquire interests in entities that own real estate, such as membership or partnership interests, if this structure is required to complete a property acquisition. Any such investment will be evaluated to ensure that REIT qualification requirements can be maintained. If a Series fails to satisfy REIT requirements or the Managing Member determines that maintaining REIT status is no longer in the Series’ best interests, the Series may cease to qualify or may choose not to elect REIT status. Loss of REIT status could result in increased tax liabilities for that Series.

Risks Relating to the Offering

The company may not raise sufficient funds to achieve its business objectives. The company has approximated the size of each offering based on the purchase price of the specific property associated with a Series, plus the anticipated expenses to complete the acquisition and operate the property. If the raise amount is not sufficient to cover the required expenses or to meet the business objectives of that Series, the financial performance of that series will be harmed. Even if other Series Interests are sold, there may be insufficient funds raised through this offering to cover the expenses associated with the offering or complete development and implementation of the company’s operations. The lack of sufficient funds to pay expenses and for working capital will negatively impact the company’s ability to implement and complete its planned use of proceeds.

If the company has entered into conditional purchase agreements for the real estate property. Each property to be acquired and become the Underlying Asset of a Series is being acquired pursuant to conditional purchase agreements. One condition of the purchase agreement is to obtain the financing from investors in the offering of the applicable Series Interests. If we fail to meet the conditions to purchase a property, then that Series will not be able to acquire the property and investor funds will be returned promptly without interest or deduction.

The number of Series Interests offered is based on the total square footage of the underlying property. The offering price per Series Interest is derived from the price per square foot of the property, together with acquisition and offering-related costs, and has not been independently established. The offering price does not necessarily reflect the current or future market value of the Series Interests. The purchase price for the Series Interests bears no relationship to the company’s assets, book value, earnings or other generally accepted criteria of value. In determining pricing, the company considered factors such as the company’s limited financial resources, the nature of the Underlying Asset, estimates of its business potential, the degree of equity or control desired to be retained by the existing interest holders and general economic conditions.

If the company does not successfully dispose of real estate assets, you may have to hold your investment for an indefinite period. The determination of whether to dispose of the Underlying Asset is entirely at the discretion of the company. Even if the company decides to dispose of an Underlying Asset, the company cannot guarantee that it will be able to dispose of the Underlying Asset at a favorable price to investors.

Competition with other parties entering real estate investment business may reduce the company’s profitability. There are and will be other entities engaged in real estate investment, including financial institutions, many of which have greater resources than the company does. Larger entities may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and built-in client base. Such competition could make it more difficult to obtain future funding, which could affect the company’s growth as a company.

The Series Interests subject to requirement that the Maximum Amount offered of the Series Interests must be met before the company closes on a Series and the company may not raise the Maximum Amount being offered. Since the company will not close on a Series unless the Maximum Amount of Series Interests is subscribed for by investors, there is no assurance that the company will sell enough Series Interests to close a Series. If the company does not raise the Total Maximum Amount during the term of the offering, the funds will be promptly returned to investors after termination of such Series Interest offering without interest or deduction. As a result, investor funds may be held in escrow for an extended period of time without earning interest prior to the completion of an acquisition, or return of investor funds.

Risks Related to Taxation

Changes in Federal tax laws may have adverse or unexpected effects on our investors. The Internal Revenue Code (the “Code”) is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in any Series of the company would be limited to prospective effect. For instance, prior to effectiveness of the Tax Cuts and Jobs Act of 2017, an exchange of the Shares of one Series for another might have been a non-taxable ‘like-kind exchange’ transaction, while transactions now only qualify for that treatment with respect to real property. Accordingly, the ultimate effect on an Investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

Risk Factors Relating to REITs

When determined by the Managing Member, we intend for certain Series to elect to be taxed as REITs, for which the following risk factors would apply to such Series:

The failure of a Series to qualify or remain qualified as a REIT would subject the Series to U.S. federal income tax and potentially state and local tax and would adversely affect the Series’ operations and the market price of the Series’ Interests. We intend for certain Series to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with the first full taxable year following the closing of a Series offering and intend to operate such Series in a manner that would allow the Series to continue to qualify as a REIT. However, we may terminate a Series’ REIT qualification, if our Managing Member determines that not qualifying as a REIT is in the best interests of a Series, or inadvertently. A Series’ qualification as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels, and diversity of stock ownership, the various and complex REIT qualification tests imposed under the Internal Revenue Code. To qualify as a REIT, a Series must comply with certain highly technical and complex requirements. We cannot be certain that a Series has complied or will comply with these requirements because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability for each Series to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to a Series’ qualification as a REIT or with respect to the federal income tax consequences of qualification. We cannot assure you that we will qualify or will remain qualified as a REIT.

If a Series fails to qualify as a REIT, it will not be allowed to deduct distributions to investors in computing taxable income and will be subject to federal income tax at regular rates. In addition, the Series may be barred from qualification as a REIT for the four taxable years following disqualification. The additional tax incurred at regular corporate rates would significantly reduce the taxable cash flow available for distribution to investors and for debt service. Furthermore, the Series would no longer be required by the Internal Revenue Code to make any distributions to our investors as a condition of REIT qualification. Any distributions to investors would be taxable as ordinary income to the extent of the Series current and accumulated earnings and profits. Corporate distributees, however, may be eligible for the dividends received deduction on the distributions, subject to limitations under the Internal Revenue Code.

Even if a Series qualifies as a REIT, in certain circumstances, it may incur tax liabilities that would reduce its cash available for distribution to our investors. Even if a Series qualifies and maintains its status as a REIT, it may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Internal Revenue Code) will be subject to a 100% excise tax, and some state and local jurisdictions may tax some or all of our income because not all states and localities treat REITs the same as they are treated for U.S. federal income tax purposes. A Series may not make sufficient distributions to avoid excise taxes applicable to REITs. A Series also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay U.S. federal income tax directly on such income. In that event, our investors would be treated as if they earned that income and paid the tax on it directly. However, investors that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. A Series also will be subject to corporate tax on any undistributed REIT taxable income. Cash used for paying taxes will not be available for distribution or reinvestment by the Series.

The taxation of distributions to our investors can be complex; however, distributions that we make to our investors generally will be taxable as ordinary income or constitute a return of capital, which may reduce your anticipated return from an investment in us. Distributions that a Series makes to our taxable investors out of current and accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) generally will be taxable as ordinary income. However, a portion of our distributions may (1) constitute a return of capital generally to the extent that they exceed our accumulated earnings and profits as determined for U.S. federal income tax purposes, (2) be designated by us as capital gain dividends generally taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by us, or (3) be designated by us as qualified dividend income generally to the extent they are attributable to dividends we receive from our TRSs. A return of capital is not taxable, but has the effect of reducing the basis of an investor’s investment in our Series Interests. Due to our investment in real estate, depreciation deductions and interest expense may reduce our earnings and profits in our early years with the result that a large portion of distributions to our investors in early years may constitute a return of capital rather than ordinary income.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends. Qualified dividend income payable to U.S. investors that are individuals, trusts, and estates is subject to the reduced maximum tax rate applicable to long-term capital gains. Dividends payable by REITs, however, generally are not eligible for this reduced rate. Non-corporate taxpayers may deduct up to 20% of certain pass-through business income, including “qualified REIT dividends” (generally, dividends received by a REIT that are not designated as capital gain dividends or qualified income), subject to certain limitations, resulting in an effective maximum federal income tax rate of 29.6% on such income. In addition, individuals, trusts, and estates whose income exceeds certain thresholds are subject to 3.8% Medicare tax on dividends received by us. Although the reduced U.S. federal income tax rate applicable to qualified dividend income does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts, and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the interests of the REITs, including our Series Interests. Tax rates could be changed in future legislation.

If a Series were considered to actually or constructively pay a “preferential dividend” to certain of our investors, the Series’ status as a REIT could be adversely affected. In order to qualify as a REIT, a Series must distribute annually to its investors at least 90% of the Series’ REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide the Series with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is pro rata among all outstanding interests within a particular class, and in accordance with the preferences among different classes of stock as set forth in our organizational documents. Currently, there is uncertainty as to the IRS’s position regarding whether certain arrangements that REITs have with their investors could give rise to the inadvertent payment of a preferential dividend. While we believe that our operations have been structured in such a manner that we will not be treated as inadvertently paying preferential dividends, there is no de minimis exception with respect to preferential dividends. Therefore, if the IRS were to take the position that a Series inadvertently paid a preferential dividend, the Series may be deemed either to (a) have distributed less than 100% of its REIT taxable income and be subject to tax on the undistributed portion, or (b) have distributed less than 90% of its REIT taxable income and the Series status as a REIT could be terminated for the year in which such determination is made if the Series were unable to cure such failure. If, however, a Series qualifies as a “publicly offered REIT” (within the meaning of Section 562(c) of the Internal Revenue Code) in the future, the preferential dividend rules will cease to apply to us. In addition, the IRS is authorized to provide alternative remedies to cure a failure to comply with the preferential dividend rules, but as of the date hereof, no such authorized procedures have been promulgated.

The ability of our Manager to revoke the REIT qualification of a Series without approval may subject a Series to U.S. federal income tax and reduce distributions to our investors. Our Operating Agreement provides that our Manager may revoke or otherwise terminate a Series’ REIT election, without the approval of our investors, if it determines that it is no longer in a Series’ best interest to continue to qualify as a REIT. While we intend for each Series to elect and qualify to be taxed as a REIT, a Series may not elect to be treated as a REIT or may terminate its REIT election if we determine that qualifying as a REIT is no longer in the best interests of our investors. If a Series ceases to be a REIT, it would become subject to U.S. federal income tax on its taxable income and would no longer be required to distribute most of its taxable income to our investors, which may have adverse consequences on the total return to our investors and on the market price of the Series’ interests.

The ownership restrictions of the Internal Revenue Code for REITs and the 9.8% ownership limit in the operating agreement may inhibit market activity in our Series Interests and restrict our business combination opportunities The Internal Revenue Code imposes certain limitations on the ownership of the stock of a REIT. For example, not more than 50% in value of our outstanding interests of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code) during the last half of any taxable year. To protect a Series’ REIT status, the operating agreement prohibits any holder from acquiring more than 9.8% (in value or number of interests, whichever is more restrictive) of the aggregate of the outstanding total capital stock of a Series or more than 9.8% (in value or number of interests, whichever is more restrictive) of our Series Interests or any class or Series of the outstanding interests unless our Manager determines that it is no longer in a Series’ best interests to continue to qualify as a REIT or that compliance with the restriction is no longer required in order for the Series to continue to so qualify as a REIT. The ownership limitation may limit the opportunity for investors to receive a premium for their interests that might otherwise exist if an investor were attempting to assemble a block of interests in excess of 9.8% of the outstanding interests or otherwise effect a change in control.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors. If (a) we are a “pension-held REIT,” (b) a tax-exempt entity has incurred (or deemed to have incurred) debt to purchase or hold our Series Interests, or (c) a holder of our Series Interests is a certain type of tax-exempt entity, dividends on, and gains recognized on the sale of, our Series Interests by such tax-exempt entity may be subject to U.S. federal income tax as unrelated business taxable income under the Internal Revenue Code.

Before investing in the Series in this Offering Circular, you should get advice about the taxation aspects of this investment from your financial and tax advisors.

Risk Factors Related to the Real Estate Market

The company’s real estate and real estate-related assets will be subject to the risks typically associated with real estate. The properties the company acquires will be subject to the risks typically associated with real estate. The value of real estate may be adversely affected by a number of risks, including:

●	natural disasters such as hurricanes, earthquakes and floods;

●	pandemics, such as occurred with COVID-19;

●	acts of war or terrorism, including the consequences of terrorist attacks;

●	adverse changes in national and local economic and real estate conditions;

●	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

●	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

●	costs of remediation and liabilities associated with environmental conditions affecting properties; and

●	the potential for uninsured or underinsured property losses.

The value of each property is directly related to its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties.

The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions. The successful operation of any real estate asset is significantly related to general and local economic conditions. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur, can result in reductions in the underlying value of any asset and result in poor economic performance. In such cases, investors may lose the full value of their investment, or may not experience any distributions from the real estate asset.

The market in which the company participates is competitive and, if it does not compete effectively, its operating results could be harmed. The company competes with many other entities engaged in real estate acquisition and operating activities, including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. This market is competitive and rapidly changing. The company expects competition to persist and intensify in the future, which could harm its ability to acquire properties on terms that investors find to be reasonable.

Competition could limit our ability to attract investment opportunities and increase the costs of those opportunities which may adversely affect us, including our profitability, and impede our growth. The real estate market is competitive. Many market participants pursue the same types of residential properties, including REITs, private funds, financial institutions, and individual investors. Many of these entities have greater financial resources than PSFNetwork MasterSeries or any individual Series. Strong competition may reduce the number of attractive acquisition opportunities available to a Series, limit the ability to negotiate favorable purchase terms, or increase the prices at which properties can be acquired. Competing buyers may be able to move faster, offer higher prices, or accept terms that a Series does not consider prudent. This may cause a Series to lose properties it intended to acquire, delaying or preventing certain offerings from moving forward even when investor interest exists. An increasing number of entities competing for similar assets, or a larger volume of capital targeting these types of properties, may further elevate acquisition prices. If a Series acquires a property at a higher price or under less favorable conditions, its projected returns may decline and the value of its assets may not appreciate as expected.

Competition may impede our ability to attract or retain tenants or re-lease space, which could adversely affect our results of operations and cash flow. The leasing of residential real estate is highly competitive.  We will compete based on a number of factors that include location, rental rates, security, suitability of a property’s design to prospective tenants’ needs and the manner in which a property is operated and marketed. The number of competing properties could have a material effect on our occupancy levels, rental rates and on the operating expenses of certain of our properties.  If other lessors and developers of similar spaces in our markets offer leases at prices comparable to or less than the prices we offer on the properties we acquire, we may be unable to attract or retain tenants or re-lease space in our properties, which could adversely affect our results of operations and cash flow.

The company may decide to sell an Underlying Asset which could conflict with an investor’s interests. PSFNetwork Holding, the Managing Member, may determine when to sell any Underlying Asset at any time in accordance with the management rights afforded to the Managing Member. Investors will not have a say in this decision. The timing and decision to sell an Underlying Asset may conflict with investors personal interests, beliefs or theories regarding the real estate market. Further, it is possible the sale was not done at an optimal time. In any case, investors would not have any cause of action against the company or Managing Member for such sales.

Property taxes could increase due to property tax rate changes or reassessment, which could impact our financial condition, results of operations and cash flow. Each series will be required to pay state and local taxes on its property. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. If the property taxes we pay increase, our financial condition, results of operations, cash flow, the value of our interests and our ability to satisfy our principal and interest obligations and to make distributions to our investors could be adversely affected.

A decline in general economic conditions in the markets in which each Underlying Asset is located or in the United States generally could lead to an increase in tenant defaults, lower rental rates and less demand for commercial real estate space in those markets. As a result of these trends, the company may be more inclined to provide leasing incentives to its tenants in order to compete in a more competitive leasing environment. Such trends may result in reduced revenue and lower resale value of properties, which may reduce your return.

Lawsuits may arise between the company and its tenants resulting in lower cash distributions to investors. Disputes between landlords and tenants are common. These disputes may escalate into legal action from time to time. In the event a lawsuit arises between the company and a tenant it is likely that the company will see an increase in costs. Accordingly, cash distributions to investors may be affected.

Costs imposed pursuant to governmental laws and regulations may reduce the company’s net income and the cash available for distributions to its investors. Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. The company could be subject to liability in the form of fines, penalties, or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on the tenants, owners, or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of the company’s tenants, the condition of properties at the time the company buys them, operations in the vicinity of its properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect its properties. The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder the company’s ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages the company must pay will reduce its ability to make distributions and may reduce the value of your investment.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the company’s investors. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions. Each Underlying Asset may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce the company’s net income and the amount of cash available for distributions to investors.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce the company’s cash flows and the return on investment. There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution, or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums the company pays for coverage against property and casualty claims. Additionally, to the extent the company finances the acquisition of an Underlying Asset, mortgage lenders in some cases insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit the company’s ability to finance or refinance its properties if so required. In such instances, the company may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. The company may not have adequate coverage for such losses. If any of the properties incur a casualty loss that is not fully insured, the value of the assets will be reduced by any such uninsured loss, which may reduce the value of investor interests. In addition, other than any working capital reserve or other reserves the company may establish, the company has no additional sources of funding to repair or reconstruct any uninsured property. Also, to the extent the company must pay unexpectedly large amounts for insurance, it could suffer reduced earnings that would result in lower distributions to investors.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition. Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties or investments in our portfolio in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. We may be unable to realize our investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. An exit event is not guaranteed and is subject to our Manager’s discretion.

Contractors may underestimate costs. Properties to be acquired by a Series may require renovations or other work to make them desirable by rental tenants. PSFNetwork will likely hire contractors based on bids received for the cost of the renovation work. PSFNetwork may hire a contractor that underestimates the material and labor costs, or later discoveries may result in additional cost overruns. These situations could adversely affect investments by investors.

A Series will not realize a profit until individual properties are either cash flow positive or sold. Therefore, if there are cost overruns or multiple unforeseen change orders, a Series may not realize a return on investment which could adversely affect an investor’s return on investment.

Title insurance may not cover all title defects. Our Managing Member will acquire title insurance on each property, but it is possible that uninsured title defects could arise in the future, which the company may have to defend or otherwise resolve, the cost of which may impact the profitability of each property and the relevant Series.

Risks related to forum selection and jury waivers

The company’s Operating Agreement and applicable Series Interest Subscription Agreement each include a forum selection provision, that requires disputes be resolved in state or federal courts in the State of Delaware, under Delaware law, regardless of convenience or cost to you, the investor, which could result in less favorable outcomes to the plaintiff(s) in any action against our company.

Operating Agreement: Our Series Limited Liability Company Agreement of PSFNetwork MasterSeries (the “Operating Agreement”) includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement, or the transactions contemplated thereby be brought in state or federal court of competent jurisdiction located within the State of Delaware.

This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Subscription Agreement: Our applicable Series Interest Subscription Agreement for each manner of investing and class of security includes a forum selection provision that requires any suit, action, or proceeding arising from the applicable Series Interest Subscription agreement be brought in a state of federal court of competent jurisdiction located within the State of Delaware. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the applicable Series Interest Subscription Agreement, or Operating Agreement which could result in less favorable outcomes to the plaintiff(s) in any action under these Agreements. Investors in this offering will be bound by the applicable Series Interest Subscription Agreement and the Operating Agreement, both of which include a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to this agreement. By signing these agreements, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To the company’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, the company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the applicable Series Interest Subscription Agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within an agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. The company believes that this is the case with respect to the applicable Series Interest Subscription Agreement. You should consult legal counsel regarding the jury waiver provision before entering into the applicable Series Interest Subscription Agreement.

If you bring a claim against the company in connection with matters arising under the applicable Series Interest Subscription Agreement or Operating Agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under one of those agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the applicable Series Interest Subscription Agreement or Operating Agreement with a jury trial. No condition, stipulation or provision of the applicable Series Interest Subscription Agreement or Operating Agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the units are transferred, the transferee is required to agree to all the same conditions, obligations, and restrictions applicable to the units or to the transferor with regard to ownership of the units, that were in effect immediately prior to the transfer of the units, including the applicable Series Interest Subscription Agreement and the Operating Agreement.

DILUTION

Dilution means a reduction in value, control, or earnings of the Series Interests the investor owns.

As of the date of this Offering Circular, PSFNetwork owns 100% of the company’s membership interests. Those membership interests are not connected to any specific Series. Investors in this offering will be acquiring Series PSF Property 001 Interests of the company, with the economic rights of each Series Interest will be based on the corresponding Underlying Asset. As such, investors will not experience dilution except in the event of the sale of additional interests of the Series to which they have subscribed subsequent to the offering, if determined to be necessary by the Managing Member.

PLAN OF DISTRIBUTION

The company is offering up to 772 of Series PSF Property 001 Interests on a “best efforts” basis at a price of $835.50 per Series Interest. The company must receive subscriptions for the maximum amount of Series PSF Property 001 Interests in order to close on any investor funds. There is no minimum investment amount, however each investor must purchase at least one Series Interest.

The company plans to market the securities directly on a “best efforts” basis. The company intends to use its website and an offering landing page to offer the Series Interests to eligible investors. The company’s officers, directors, employees, and advisors may participate in the offering. When applicable, the company intends to prepare written materials and respond to investors after the investors initiate contact with the company, however the company’s officers, directors, employees and advisors will not orally solicit investors. As of the date of this Offering Circular the company has not prepared any written materials.

The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the company’s website www.psfnetwork.com. Prospective investors may subscribe for the company Series Interests in this offering only through the website. In order to subscribe to purchase our interests, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement like the one attached to this Offering Statement, of which this Offering Circular is part, as Exhibit 4.1 or 4.2, as applicable, and wire funds for its subscription amount in accordance with the instructions provided therein.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act, or for other factors such as, but not limited to, investors providing incorrect payment information, or the investor not satisfying AML/KYC screening criteria of the Broker. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

Further, pursuant to section 6 in the applicable Series Interest Subscription Agreement, the subscriptions are irrevocable by the investor.

The offering will terminate at the earlier of (i) the date at which the maximum offering amount has been sold, (ii) the date at which the offering is earlier terminated by the company, in its sole discretion or (iii) the date that is three years from this offering being qualified by the SEC. If an offering of Series Interests terminates without reaching the maximum offering amount, or the Series does not acquire the Underlying Asset, investor funds will be promptly returned to investors without interest or deduction.

The company is conducting a continuous offering, in which it intends to accept investor funds until the maximum amount sought in an offering has been reached. No closings will occur until the applicable maximum has been subscribed for. The closing process involves the administrative burden of verifying the investor’s subscription documents, confirming the valid transfer of funds, and conducting AML/KYC screening.

The company will close on investor funds only if the applicable total offering amount for a Series has been subscribed for. An investor will become a member of the applicable Series of the company, including for tax purposes, and the interests will be issued, as of the date when an investor’s funds are released from escrow and the company accepts the investor as a member. Investor funds will remain in escrow until the transaction to acquire the Underlying Asset of a Series is ready to be completed. Concurrently, the company will close on the Series, issue investors their Series Interests, and funds will be released from escrow to purchase the Underlying Asset In the case that the Managing Member of the company is not able to complete the transaction to acquire the Underlying Asset of a Series, the funds tendered by investors will be returned to such investors without deduction or interest.

The company has engaged Rialto Markets, an independent FINRA broker-dealer to assist with the sales of the Series Interests. Rialto Markets will be charging a commission of 1% on the aggregate sales of the Series Interests. The offering is conducted on a best-efforts basis. No commissions or any other remuneration for the sales of Series Interests will be provided to the company or any employee of the company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

Rialto Markets is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. However, Rialto Markets has agreed to use their best efforts to arrange for the sale of the Series Interests offered through this Offering Circular.

The company may also publicly market the offering using general solicitation through methods that include e-mails to potential Investors, the internet, social media, and any other means of widespread communication.

This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the company’s website at www.psfnetwork.com and via the EDGAR filing system.

The following table shows the total discounts and commissions payable to Rialto Markets in connection with this offering by the company:

Series PSF Property 001	Price Per Unit	Total offering
Public offering Price	$835.50	$645,000
Broker-dealer Commissions	$8.355	$6,450
Proceeds, before Expenses(1)	$827.145	$638,550

(1)	All expenses of the Offering other than the commission payable to Rialto and the amounts identified under “Use of Proceeds” below will be paid by PSFNetwork without reimbursement.

Other Terms

Rialto Markets has also agreed to perform the following services in exchange for the compensation discussed above:

●	Act as the Investor Onboarding Agent/Broker of Record for 1-A (SEC) and 5110 (FINRA) filings;

●	Review Investor information, including KYC (Know Your Customer) details, conduct AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the company whether or not to accept Investor as an Investor participant of the company;

●	Review each Investor’s Subscription Agreement to confirm such Investor’s participation in the offering and provide a determination to the company whether or not to accept the use of the Subscription Agreement for the Investor participation;

●	Manage exceptions with Investor Subscription Agreements, personal details, or funds;

●	Reconcile Investor Subscription Agreements and investment funds;

●	Not provide any investment advice nor any investment recommendations to any Investor;

●	Coordinate with Legal Counsel/Prep Services, Registered Transfer Agent of the company, Blue Sky filing and monitoring service, and escrow agent for offering if applicable;

●	Maintain Investor details securely and not disclose to any third-party except as required by regulators or in Rialto Markets’ execution of services as listed in the agreement with company; and

●	Review of any marketing material related to the offering.

In addition to the commissions described above, the company will also pay $[XX] to Rialto as a pass-through fee for the purpose of paying the FINRA Form 5110 filing fee.  Assuming the full amount of the offering is raised, the company estimates that the total commissions, fees and expenses of the offering payable by the company to Rialto Markets will be approximately $[XX]. Maximum expected out of pocket expenses total $[XX].

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the company.

Transfer Agent

The company has engaged Colonial Stock Transfer Company to serve as transfer agent for the company’s securities.

Process of Subscribing

After the offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series Interests.

Investors will be required to complete an applicable Series Interest Subscription Agreement in order to invest. The applicable Series Interest Subscription Agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

To subscribe for the Series Interests, each prospective investor must:

1.	Go to https://www.psfnetwork.com, complete user registration;

2.	Complete profile setup and link a bank account;

3.	Navigate to open prospective offering page, click on the “Buy” button; that will open the subscribe panel;

4.	Complete subscribe information and review and sign the applicable Series Interest Subscription Agreement;

5.	Based on your account status, the company may ask an Investor to provide identification or accreditation proof documents before accepting the subscription.

Any potential investor will have ample time and is advised to review the applicable Series Interest Subscription Agreement, along with their counsel, prior to making any final investment decision.

Investors may subscribe by tendering funds by check, wire transfer, or ACH transfer, which will be deposited into the escrow account associated with the offering of Series Interests. Upon closing, funds tendered by investors will be made available to the company for its use. The company has the right to refuse to sell the Series Interests to any prospective investor or for any reason in its sole discretion, including, without limitation, if such prospective investor does not promptly supply all information requested by the company in connection with such prospective investor subscription. In addition, in the company’s sole discretion, it may establish a limit on the purchase of Series Interests by particular prospective investors.

Escrow

The Company has engaged North Capital Private Securities Corporation (“Escrow Facilitator”) to facilitate escrow for any funds that are tendered by investors in a non-interest-bearing account. Each offering of Series Interests is required to receive subscriptions for the maximum amount of Series Interests offered. Investors’ funds related to that offering will be placed in an escrow account until a closing. Upon closing, funds tendered by investors will be made available to the relevant series. Any escrowed funds will be invested only in investments permissible under SEC Rule 15c2-4. In the event the maximum offering amount is not achieved, all investors’ funds in that offering will be promptly returned to each subscriber in accordance with SEC Rule 10b-9.

Forum Selection Provision

The applicable Series Interest Subscription Agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the Agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Agreement. Although the company believes the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting the company’s litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time traveling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The company believes that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The applicable Series Interest Subscription Agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, including any claim under federal securities laws. By signing the applicable Series Interest Subscription Agreement, an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If the company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS TO ISSUER

Series PSF Property 001

Assuming a maximum raise of $645,000 and after deducting the estimated offering expenses of $17,950 in fees to Rialto Markets, auditor fees, legal fees, Edgarization fees and blue-sky filing fees, the net proceeds of this Series PSF Property 001 Interests offering would be approximately $627,050. The table below sets forth the uses of proceeds of the company’s Series PSF Property 001 Interests.

Uses	Amount Funded from the Offering	Percent of Gross Proceeds
Brokerage Commissions	$6,450	1%
Purchase Price of Property (1)	$575,000	89.1%
Acquisition Expenses (1)	$14,375	2.2%
Offering Expenses (2)	$11,500	1.8%
Platform Fee	$14,375	2.2%
Operating Reserve	$23,300	3.6%
Total Proceeds	$645,000.00	100.00%

(1)	The company will enter into the Purchase Agreement (as defined below) to acquire the Series PSF Property 001 Property for a purchase price of approximately $575,000.

(2)	For reference, acquisition expenses, offering expenses, platform fee, and operating reserve represent 2.5%, 2.0%, 2.5%, and 4.0% of the property's purchase price, respectively.

(3)	Our Managing Member will only be reimbursed for Offering Expenses paid on behalf of the Series up to the amount set here. Any additional amounts will not be reimbursed to the Managing Member.

(4)	Our Managing Member will only be reimbursed for Acquisition Expenses paid on behalf of the Series up to the amount set forth herein. Any additional amounts will not be reimbursed to the Managing Member.

The minimum subscription per investor is one (1) Series Interest. The raise must be the Total Maximum Amount of the Interests offered in each Series Offering.  If the company does not raise the Total Maximum Amount during the term of the offering, the funds will be promptly returned to investors after termination of such Series Interest offering.

The offering is being conducted on a “best efforts” with no offering minimum basis.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

In addition, no payments will be used to pay directors. In the company’s sole discretion, management fees may be incurred.

THE COMPANY’S BUSINESS

Overview

PSFNetwork MasterSeries LLC, a Delaware series limited liability company formed on October 29, 2025 (“PSFNetwork MasterSeries”). PSFNetwork Holding LLC, a Delaware limited liability company (“PSFNetwork Holding”) is the Managing Member of PSFNetwork MasterSeries (the “Managing Member”). PSFNetwork, Inc. is the manager of our Managing Member as well as the operator of the online platform on which each offering will be hosted (“PSFNetwork”).

PSFNetwork is a real estate investment platform, operating in the real estate investment market, specifically the segment focused on fractional ownership and passive-income–oriented investment products. This market includes individual investors seeking smaller entry points into real estate and real estate agents looking for additional ways to present and distribute property investment opportunities.

The company intends to establish separate Series for the holding properties to be acquired by the company. Notably, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series of the company will be enforceable against the assets of the applicable Series only, and not against the assets of the company. For example, an investor who acquires Series Interests in Series PSF Property 001 will only have assets, liabilities, profits, and losses pertaining to the property located at 488 NE 18th St, PH03, Miami, FL 33132.

It is not anticipated that any Series would own any assets other than its respective property, the reason for which the applicable Series was created, plus cash reserves for maintenance, insurance and other expenses pertaining to each Underlying Asset. It is intended that owners of an interest in a Series will only have assets, liabilities, profits and losses pertaining to the specific Underlying Assets owned by that Series. Each Series will own a single property. We do not anticipate that any of the Series will acquire any properties other than one property per Series. New series will be formed and will issue their own interests for future properties. An investor who invests in an offering of a series will not have any indirect interest in any property of any other series unless the investor also participates in a separate series offering associated with that other property.

PSFNetwork Holding will serve as the Managing Member responsible for the day-to-day management of the company and each series formed underneath PSFNetwork MasterSeries. The rights and obligations of PSFNetwork Holding are set out in the Series Limited Liability Company Agreement of PSFNetwork MasterSeries dated March 13, 2026 (the “Operating Agreement”). PSFNetwork Holding was organized in the State of Delaware on October 23, 2025.

PSFNetwork is a real estate investment platform that allows individual investors to have direct access to quality real estate investment opportunities and invest in the Series Interests of each property. PSFNetwork Holding will manage, or coordinate the management, of all Underlying Assets related to the various Series including the sales of property, rentals of the property, maintenance and insurance. PSFNetwork Holding is fully-owned by PSFNetwork, Inc., a Delaware corporation incorporated on September 15, 2025.

Intended Business Process

PSFNetwork intends to serve as a two-sided marketplace, an online platform that allows real estate agents to list real estate properties and enables investors to purchase fractional interests in those properties through separate registered or protected series designated by the company. Each Series corresponds to a single property, and investors purchase membership interests in the Series tied in value to one square foot of that property. A Series acquires the property only after it is fully subscribed to the full value of the property and associated expenses.

The company operates as an asset-light marketplace. It does not buy or inventory properties itself; instead, it provides the technology and structure that connect real estate agents, investors, and property managers. The platform is designed to give users transparent property information, standardized processes, and a streamlined way to participate in fractional real estate ownership.

The services include:

1.	Providing a platform for real estate agents to list properties for sale.

2.	Fractional share purchase functionality for investors: enabling investors to purchase membership interests (one membership interest = one square foot) in Series offerings used to fund the acquisition of those properties and its associated expenses.

3.	Post-acquisition coordination with property managers: Coordinating with property managers responsible for operating each property after a Series is fully subscribed and property is acquired.

Real Estate Listings Provided by Licensed Realtors

Licensed real estate professionals may request to list properties on the platform pursuant to their existing sell-side mandates. Realtors act as local sourcing and distribution partners and are responsible for originating opportunities within their markets. Properties submitted by realtors are subject to review under the company’s investment criteria. The Company retains sole discretion to approve or reject any submission. Once the property is accepted, the company nad real estate agent will enter into a Property Listing Acknowledgment & Conditional Purchase Option Agreement (included as Exhibit 6.1 to the Offering Statement of which this Offering Circular is part) to list the property and establish the price at which the applicable Series may acquire the property if it is still available at the time the Series raises sufficient funds to acquire the property.

Realtors whose properties are approved and successfully funded may build a performance track record on the platform. Investors may access historical information regarding properties previously listed and funded through the platform, including operating performance where applicable. This framework is intended to support transparency and informed investment decisions.

Transparency for Investors

Investors review property-specific offering documentation and may subscribe to a Series offering for a specific identified property. Each investment is property-specific and not part of a blind pool. The platform is designed to enable investors to evaluate opportunities on a property-by-property basis.

Investment Process

When a property is approved by the Managing Member, the company will then take the following actions:

1.	Designate a Series underneath PSFNetwork MasterSeries associated with the specific property;

2.	Prepare offering materials for the Series to be submitted to the Securities and Exchange Commission as part of the initial qualification or post-qualification amendment to this offering under Regulation A; and

3.	Following qualification of the Series, investors will have the opportunity to invest, with the offering only closing once it reaches the maximum amount sought for that Series.

The company does not intend for any Series to utilize debt to complete an acquisition, and all proceeds to acquire the property must be raised in the offering. As such, a Series will only close if the full offering amount has been subscribed for. If the offering is not fully subscribed for within the offering period, the offering will terminate.

Acquisition Mechanics

Each Series will acquire its Series property u closing of that Series’ offering. The company will close on investor funds only if the applicable total offering amount for a Series has been subscribed for. An investor will become a member of the applicable Series of the company, including for tax purposes, and the interests will be issued, as of the date when an investor’s funds are released from escrow and the company accepts the investor as a member. Investor funds will remain in escrow until the transaction to acquire the Underlying Asset of a Series is ready to be completed. Concurrently, the company will close on the Series, issue investors their Series Interests, and funds will be released from escrow to purchase the Underlying Asset In the case that the Managing Member of the company is not able to complete the transaction to acquire the Underlying Asset of a Series, the funds tendered by investors will be returned to such investors without deduction or interest. It is not anticipated that a series will own any assets other than its series property, plus cash reserves for maintenance, insurance and other expenses pertaining to the series property and amounts earned by the series from the monetization of the series property, if any.  Each series may hold the specific property that it acquires in a wholly-owned subsidiary which would be a limited liability company organized under laws of the state in which the series property is located.

Investment Objectives

PSFNetwork MasterSeries aims to offer its investors a range of carefully considered investment objectives, including:

●	Debtless Acquisitions: Properties are expected to be unencumbered by debt, unless otherwise disclosed in the offering circular.

●	Consistent Cash Flow: Generating steady income from rented properties.

●	Capital Preservation: Focusing on the preservation of capital through property selection and management practices.

While we strive to meet these objectives, it is important for investors to understand that the achievement of these goals cannot be guaranteed. The value of assets may fluctuate, and PSFNetwork MasterSeries does not assure that the investment objectives will be achieved.

Investment Criteria

PSFNetwork MasterSeries will have the opportunity to acquire properties that have been sourced through real estate agents submitting properties to the PSFNetwork platform. Our Managing Member will review the submitted properties, with a focus on the following factors:

●	Residential asset type, including single-family homes, townhomes, duplexes, and small multifamily properties

●	Stabilized or near-stabilized rental profile

●	Demonstrated rental demand supported by market comparables

●	Purchase price supported by comparable sales data

●	Projected rental income relative to operating expenses

●	Inspection results and overall property condition

●	Marketable and insurable title

●	Ability to obtain commercially reasonable property insurance

●	Market characteristics, including population trends, employment drivers, and rental demand

These criteria are designed to identify properties that are well-positioned to generate value for our investors through both steady rental income and potential for long-term appreciation. As we refine our acquisition strategy and respond to market conditions, these criteria may evolve to better align with our investment objectives and market opportunities. Our Managing Member retains sole discretion to approve or reject any property based on its overall assessment of risk, return profile, market conditions, and suitability for an offering.

Operating Expenses

Following acquisition, each property is expected to operate as a residential rental asset for the applicable Series. The Managing Member expects to engage third-party property management to oversee day-to-day operations, including leasing, rent collection, maintenance, and tenant relations.

Rental income, if generated, will be used to pay operating expenses, fund reserves, and support potential distributions. A Series will bear the costs and expenses associated with its activities, including but not limited to:

●	Management fees, audit expenses, and report preparation costs for the Underlying Asset.

●	Insurance premiums.

●	Withholding or transfer taxes, as well as governmental fees.

●	Legal fees and settlement costs for litigation or regulatory matters related to the series.

●	Indemnification payments.

●	Potential HOA or association fees.

●	Regulatory or permitting fees for operating short-term rentals.

●	Costs for third-party services engaged by the Managing Member. (excluding costs for any outsourced property managers)

●	The Asset Management fee of 10% of the gross rental income paid to the Managing Member.

The Managing Member will cover its own ordinary expenses. If operating expenses exceed the amount of revenues generated from a Series and cannot be covered by the reserves on the balance sheet of such Series, the Managing Member may (a) pay such operating expenses and not seek reimbursement, (b) loan the amount of the operating expenses to the applicable Series, on which the Managing Member may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by such Series property

Managing Member Role and Discretion

Our Managing Member is critical for the operations of the company. The Managing Member’s role has been discussed periodically above. In summary, the Managing Member is responsible for:

●	Approving property submissions

●	Establishing Series offerings

●	Overseeing acquisitions and closings

●	Engaging third-party service providers

●	Supervising property management

●	Providing reporting consistent with regulatory requirements

Investors will have no input or role associated with these functions and will rely on the Managing Member to undertake them for the company and each Series.

Property Overview

Series PSF Property 001

The intended Underlying Asset of Series PSF Property 001 is a condominium located at 488 NE 18th St, PH03, Miami, FL 33132. Our Managing Member entered into the Property Listing Acknowledgment & Conditional Purchase Option Agreement for the property on [date].

Property Summary

Address of Property	488 NE 18th St, PH03, Miami, FL 33132

Type of Property	Condominium

Property History	The condominium located at 488 NE 18th St, PH03, Miami, FL 33132 was previously owner occupied.

Square Foot	772

Acreage	N/A

Number of Units	N/A

Configuration	1 bedroom and 1.5 bathrooms

Property Listing	The property is a condominium and is listed on the following sites:

● Zillow

● Apartments.com

Sale of Property	In the event the company decides to sell the property, approval from the Series PSF Property 001holders will not be sought.

Market Overview

The property is located in Miami, Florida. Miami has experienced population growth in recent years and continues to see residential development, particularly in urban areas such as Downtown Miami, Brickell, and Edgewater. These areas include a mix of residential, commercial, and retail uses, with access to employment centers, transportation, and waterfront locations.

Real estate market conditions may fluctuate due to broader economic factors. Miami’s characteristics as a coastal market and its role as a destination for both domestic and international residents may influence residential demand over the long term.

The PSFNetwork Holding Platform

PSFNetwork, the manager of our Managing Member, owns and operates a web-based and app-based investment platform. Through the use of such platform, investors can browse and screen the investments offered by each of the series in this Regulation A Offering and sign legal documents to purchase Series Interests electronically.

The platform provides the following information for each Series offered in this Regulation A Offering:

●	address of property,

●	type of property,

●	property history,

●	square footage of property,

●	acreage,

●	number of units (if applicable),

●	configuration,

●	capital improvements made or intended to be made,

●	total amount to be spent on capital improvements,

●	total amount spent on furnishings and other expenses to prepare the property for booking,

●	property listing information,

●	local market information from sources that the company believes to be reliable third-party providers of local market information,

●	minimum and maximum holding periods and

●	sale information relating to the property, when applicable.

Management of the Underlying Assets

PSFNetwork Holding, in its capacity as Managing Member of each Series, will be responsible for management of the Underlying Asset of the Series. However, the PSFNetwork Holding may choose to enter into agreements with third-parties to manage a Series’ Underlying Assets.

Compensation and Expenses

●	An annual asset management fee (the “Asset Management Fee”) to the Asset Manager in respect of each fiscal year, up to 10% of the gross rental income of the Underlying Asset. Gross rental yield is determined by dividing the annual rental income by the property purchase price, and then multiplying by 100.

●	Each Series Interest will bear all expenses of the applicable Underlying Asset and will be responsible for reimbursing the Managing Member for any expenses paid on behalf of the Series, unless waived by the Managing Member.

Market Outlook

The outlook for the property’s market is influenced by demand for condominium units located within Miami’s urban core. Areas such as Downtown Miami, Brickell, and Edgewater include a concentration of high-rise residential properties with proximity to employment centers, amenities, and waterfront locations.

Real estate market conditions may fluctuate due to broader economic factors, including interest rates and general economic conditions. The local market's characteristics, including its coastal location and ongoing development activity, may influence demand for comparable residential properties over time.

Competition

As a stock-like real estate investing platform the company believes that its competitors include traditional real estate investment companies such as REITs, and crowdfunding platforms.

Employees

PSFNetwork Master Series currently has 0 full-time employees and 0 part-time employees.

PSFNetwork Holding, as the Managing Member of the company and each Series, currently has 0 full-time employees and 0 part-time employees. PSFNetwork Holding is wholly owned and is managed by employees of its parent company, PSFNetwork, Inc. PSFNetwork, Inc. currently has 1 full-time employee, its CEO, Mr. ElGhazaly, and 0 part-time employees. The employees of PSFNetwork Inc. work remotely.

Intellectual Property

Currently, the company does not own any intellectual property.

Regulation

The company believes it is in compliance with all necessary federal, state, and local regulations involved in the production, sale, and distribution of its product.

Litigation

The company is not a party to any current litigation.

THE COMPANY’S PROPERTY

As of the date of this offering circular, the company does not own any properties and intends to acquire the property identifies in this offering circular.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial statements and financial condition of PSFNetwork MasterSeries LLC and results of its operations together with its financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting the company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

PSFNetwork MasterSeries LLC, was formed on October 29, 2025 in the State of Delaware (“Inception”). PSFNetwork Holding LLC, is the Managing Member. As the company’s Managing Member, it will manage the company’s day-to-day operations. PSFNetwork Holding is also the Managing Member of each Series, although the company may engage third-parties for the operation of the Underlying Assets.

PSFNetwork, Inc. is the manager of our Managing Member and is a real estate investment platform, operating in the real estate investment market, specifically the segment focused on fractional ownership and passive-income–oriented investment products. This market includes individual investors seeking smaller entry points into real estate and real estate agents looking for additional ways to present and distribute property investment opportunities.

Going Concern

The company’s financial statements have been prepared assuming the company will continue as a going concern. The company is newly formed and has not generated revenue from operations. The company will require additional capital until revenue from operations is sufficient to cover operational costs. These matters raise substantial doubt about the company’s ability to continue as a going concern.

During the next 12 months, the company intends to fund operations through member advances and debt and/or equity financing. There are no assurances that management will be able to raise capital on terms acceptable to the company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development and operations, which could harm its business, financial condition and operating results. The company’s accompanying financial statements do not include any adjustments that might result from these uncertainties.

Results of Operations

The company was formed on October 29, 2025, and has had no significant operations and no revenues since that date.

Revenues are generated at the series level. During the period ended December 31, 2025 no series has generated any revenues. The Company is not expected to generate revenue until the successful completion of an offering.

We have not incurred any Operating Expenses for the period since inception through December 31, 2025. Each series will be responsible for its own Operating Expenses, such as property taxes, property insurance, and home ownership association fees beginning on the closing date of the offering of such series.

Liquidity and Capital Resources

Due to its recent formation, the company has no cash, assets or liabilities reflected on its balance sheet. The company’s capital resources would be derived from operating cash flow, once it has raised sufficient funds through the offering of Series Interests to acquire real estate assets to rent on a long term basis. The Series will be dependent on the net proceeds from this offering for funding to acquire these properties. For information regarding the anticipated use of proceeds from this offering, see “Use of Proceeds.”

The company may secure mortgage financing that is expected to be incurred by the relevant Series. For a description of the terms of this financing for a particular Series, please see the description of that Series under “The Company’s Business – Property Overview.”

Trend Information

The company has a limited operating history and has not generated revenue from intended operations. The company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the company’s control could cause fluctuations in these conditions, including but not limited to: recession, downturn or otherwise; government policies surrounding tenant rights; local ordinances where properties reside as a result of the public health measures; travel restrictions; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on the company’s financial condition and the results of its operations.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

In accordance with the Operating Agreement and the Series Designation for Series PSF Property 001, PSFNetwork Holding LLC is the Managing Member of the Series PSF Property 001. PSFNetwork Holding is also the Managing Member of the company.

The Managing Member is operated by its parent company, PSFNetwork Inc., that owns 100% of the Managing Member. The following executives and directors all work for PSFNetwork Inc. on a full-time basis.

Name (Board of Directors & Executive Officers)	Position	Age	Term of Office (If indefinite, give date appointed)	Full Time/Part Time
Omar ElGhazaly	CEO and Director	33	September 15, 2025 - Present	Full Time

Omar ElGhazaly, CEO, Director and Founder

Omar ElGhazaly is our founder and Chief Executive Officer. Mr. ElGhazaly possesses extensive experience in building and scaling startups. In 2018, he co-founded and served as the Chief Financial Officer (“CFO”) and Board Member at MaxAB, a B2B e-commerce platform serving the food and grocery sector across five countries. During his tenure from 2018 until May 2025 as CFO at MaxAB, he oversaw the financial operations, corporate development, fundraising and investor relations. He was critical to that firm’s success, growing MaxAB to a company with more than 2,500 employees globally and raising approximately $125 million from investors, including Silver Lake, British International Investment (BII – the UK’s development finance institution), HillHouse Capital, ADQ (Abu Dhabi Sovereign Fund), International Finance Corporation (IFC - the private sector arm of the World Bank), Flourish Ventures. While at MaxAB he created and led its finance and accounting functions, strengthening financial controls, improving reporting processes, and managing tax compliance and cash flow in a fast-growing environment. Earlier in his career, Mr. ElGhazaly worked in private equity for over 6 years, managing investment portfolios exceeding $3 billion in assets under management. Mr. ElGhazaly experience includes financial management, fundraising, operational scaling, and strategic leadership across high-growth environments. He is a graduate of 2013 graduate of Cairo University in Egypt where he earned a Bachelor of Arts in Economics with a concentration in Finance and a Minor in Statistics.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

From October 29, 2025 (“Inception”) through April 24, 2026, the company did not compensate any director or executive officer for their services to the company, the Managing Member or PSFNetwork Inc. We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by our company.

Our Managing Member and Asset Manager will be compensated as follows:

Asset Management Fee

For services performed, the Series will pay an annual Asset Management Fee to the Managing Member in the amount of 10% of the gross rental income of the Underlying Asset of the Series. If there is no rental income during a period, no Asset Management Fee will be due.

Platform Fee

As compensation for the technology associated with sourcing the properties and hosting the offering for each Series, the Managing Member will collect a fee equal to 2.5% of the gross proceeds of each Series offering.

Liquidation Fee

Subject to Section 7.3 and ARTICLE XI and any Interest Designation, any amounts available for distribution following the liquidation of a Series, net of any fees, costs and liabilities, shall be applied and distributed 100% to the Members (pro rata to their Interests and which, for the avoidance of doubt, may include the Managing Member and its Affiliates). Each Series will be charged a market rate property liquidation fee that will cover property sale expenses such as brokerage commissions, and title escrow and closing costs. It is expected that this liquidation fee charged to a Series will be six percent (6%) of the property sale price. If the actual property liquidation fees are less than the amount charged to the Series, the Managing Member will receive the difference.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the company’s capital stock on a post Conversion basis.

Title of class	Name of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class	Percent of voting power
Membership Interest	PSFNetwork Holding LLC	100% of Membership Interests PSFNetwork MasterSeries LLC	n/a	100%	100%

The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

PSFNetwork Holding LLC is wholly owned by PSFNetwork Inc., which is 100% owned by Mr. ElGhazaly.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company has entered into compensation arrangement with its Managing Member pursuant to the terms of the company’s Operating Agreement and applicable Series designation. These compensation terms were not negotiated in an arm’s length transaction and are subject to conflicts of interest that may arise:

Asset Management Fee

For services performed, the Series will pay an annual Asset Management Fee to the Managing Member in the amount of 10% of the gross rental income of the Underlying Asset of the Series. If there is no rental income during a period, no Asset Management Fee will be due.

Platform Fee

As compensation for the technology associated with sourcing the properties and hosting the offering for each Series, the Managing Member will collect a fee equal to 2.5% of the gross proceeds of each Series offering.

Liquidation Fee

Subject to Section 7.3 and ARTICLE XI and any Interest Designation, any amounts available for distribution following the liquidation of a Series, net of any fees, costs and liabilities, shall be applied and distributed 100% to the Members (pro rata to their Interests and which, for the avoidance of doubt, may include the Managing Member and its Affiliates). Each Series will be charged a market rate property liquidation fee that will cover property sale expenses such as brokerage commissions, and title escrow and closing costs. It is expected that this liquidation fee charged to a Series will be six percent (6%) of the property sale price. If the actual property liquidation fees are less than the amount charged to the Series, the manager will receive the difference.

SECURITIES BEING OFFERED

The following descriptions of the company’s Series Interests, certain provisions of Delaware law, the Operating Agreement, the series designation of Series PSF Property 001 and the subscription agreement are summaries relating to the purchase of the interests offered hereby, which are attached as exhibits to the offering statement of which this offering circular forms a part. This summary is qualified in its entirety by reference to the detailed provisions of those documents which should be reviewed in their entirety by each prospective investor. In the event that the provisions of this summary differ from the provisions of the operating agreement, the series designations of Series PSF Property 001 or the subscription agreements, as applicable, the provisions of the operating agreement, the series designations of Series PSF Property 001 or the subscription agreements, as applicable, shall apply.

General

The Offering

The company is offering membership interests of Series PSF Property 001, a series of a Delaware series limited liability company at a purchase price of $835.50 per Series Interest. The company has authorized, the issuance of up to 772 Series PSF Property 001 Interests.

Title to each Underlying Asset

Title each Underlying Asset will be held by the applicable Series of our company or through a limited liability company which will be a wholly-owned subsidiary of the applicable Series.

Managing Member, PSFNetwork Holding

PSFNetwork Holding is the Managing Member of Series PSF Property 001.

The Managing Member, PSFNetwork Holding, may amend any of the terms of the Operating Agreement of the company or any Series Designation as it determines in its sole discretion. However, no amendment to the Operating Agreement of the company shall be made without the consent of the holders holding a majority of the outstanding interests, that: (i) decreases the percentage of outstanding interests required to take any action hereunder; (ii) materially adversely affects the rights of any of the economic members (including adversely affecting the holders of any particular Series Interests as compared to holders of other Series Interests); (iii) modifies Section 11.1(a) of the Operating Agreement or gives any person the right to dissolve the company; or (iv) modifies the term of the company.

Distribution Rights

Distributions will be paid out of Free Cash Flow. Free Cash Flow means any available cash for distribution generated from the net income received by a Series, as determined by the Managing Member to be in the nature of income as defined by U.S. GAAP, plus (i) any change in the net working capital (as shown on the balance sheet of such Series) (ii) any amortization of the relevant Series Asset (as shown on the income statement of such Series) and (iii) any depreciation of the relevant Series Asset (as shown on the income statement of such Series) and (iv) any other non-cash Operating Expenses less (a) any capital expenditure related to the Series Asset (as shown on the cash flow statement of such Series) (b) any other liabilities or obligations of the Series, including interest payments on debt obligations and tax liabilities, in each case to the extent not already paid or provided for and (c) upon the termination and winding up of a Series or the company, all costs and expenses incidental to such termination and winding as allocated to the relevant Series in accordance with Section 6.4 of the Operating Agreement. For avoidance of doubt, net income received by a Series shall reflect the deduction of applicable Property Management Fees and Asset Management Fees as expenses of the Series.

To the extent there is “Free Cash Flow” for any Series and as described in the Series Designation for such Series, our Managing Member intends to declare and pay distributions as follows:

●	95% by way of distribution to the members of such Series (pro rata to their Series Interests and which, for the avoidance of doubt, may include the Managing Member or its affiliates), and;

●	5% to the reserves fund of such Series.

For more information on fees applicable to a specific series, see the “Compensation of our Directors and Executive Officers” section of this Offering Circular. Our Managing Member has sole discretion in determining what distributions of Free Cash Flow, if any, are made to holders of each Series of shares except as otherwise limited by law or the Operating Agreement.

Restrictions on Transfer

There is currently no public trading market for any Series Interests, and an active market may not develop or be sustained. In the event a transfer of any Series Interest does occur, pursuant to Section 4.2 of the Operating Agreement, written consent, consenting to the transfer, must be obtained from the Managing Member, prior to the transfer.

Voting Rights

Investors have limited voting rights, and substantial powers are delegated to our Managing Member under Section 5.1 of the company’s Operating Agreement for which a vote of the Series Interest holders is not required.

When submitting a matter of vote, a holder of a Series Interest, is entitled to one vote per Series Interest on any and all matters submitted to the consent or approval of members generally. No separate vote or consent of the holders of Series Interests shall be required for the approval of any matter, except for matters which only pertain to the Series Designation of a specific series, for which only the holders of that Series Interest will vote.

Confidential Information

The purpose of Article XIV of the Operating Agreement is to protect confidential information of the company that would be available to Series Interest holders but not subject to disclosure under federal securities laws. Such information would include personal information of other investors held by the company, personal information included on leases, and other information in the books and records of the company that is not ready for public dissemination for which an interest holder requests and receives access to. Note, this confidentiality obligation does not extend to matters which are public knowledge, has been publicly filed with the Commission, or as required by law for that interest holder.

Reports to members

The Managing Member shall keep appropriate books of the business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our Managing Member in accordance with the Internal Revenue Code. Our Managing Member will file with the Commission periodic reports as required by applicable securities laws.

Under the Securities Act, the company must update this Offering Circular upon the occurrence of certain events, such as asset acquisitions. The company will file updated offering circulars and offering circular supplements with the Commission. The company is also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, the company will file annual reports, semiannual reports and other information with the Commission. In addition, the company plans to provide Series Interest holders with periodic updates, including offering circulars, offering circular supplements, pricing supplements, information statements and other information.

The company will provide such documents and periodic updates electronically by email or made available through the company’s platform.

Distribution Upon Liquidation of a Series

Subject to the terms of a Series Interest any amounts available for distribution following the liquidation of a Series, net of any fees, costs and liabilities, shall be applied and distributed 100% to the members (pro rata to their Interests and which, for the avoidance of doubt, may include the and its affiliates). Each Series will be charged a market rate property liquidation fee that will cover property sale expenses such as brokerage commissions, and title escrow and closing costs. It is expected that this liquidation fee charged to a series will be six percent (6%) of the property sale price. If the actual property liquidation fees are less than the amount charged to the Series, the manager will receive the difference.

Other Rights

Holders of Series Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the company and no preferential rights to distributions of Series Interests.

Forum Selection Provisions

The company’s Operating Agreement includes a forum selection provision that requires any suit, action, or proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with the Operating Agreement, or the transactions contemplated thereby be brought in state or federal court of competent jurisdiction located within the State of Delaware.

This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not be used to bring actions in state courts for suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Independent Tax Advice

The following is a summary of certain U.S. federal income tax considerations for U.S. investors. You should consult your own professional advisers to obtain advice on the tax consequences that apply to you.

A detailed analysis of the federal, state and local tax consequences of an investment in our Series Interests is beyond the scope of this discussion. Prospective Investors are advised to consult their own tax counsel regarding these consequences and the preparation of any federal, state or local tax returns that a series interest holder may be required to file.

Taxpayer Identification Number (“TIN”)

To ensure proper crediting of the withholding tax when reporting to the IRS, the company must obtain a U.S. TIN from each of its investors.

Investors may provide the company with either (i) a social security number (SSN), (ii) an individual taxpayer identification number (ITIN), or (iii) a U.S. employer identification number (EIN).

Certain investors who don’t have and aren’t eligible to get a social security number can apply for an individual taxpayer identification number on IRS Form W-7. The application is also available in Spanish.

Taxation of Each Series as a Separate Business Entity

The company intends to treat each Series as a separate business entity for U.S. federal income tax purposes and the company as a non-entity for U.S. federal income tax purposes. The IRS has issued proposed Treasury Regulations that provide that each individual series of a domestic series LLC organization will generally be treated as a separate entity formed under local law, with each such individual series’ classification for U.S. federal income tax purposes determined under general tax principles and the entity classification rules.

Taxation of Series as C Corporation

As part of our intention to elect to be taxed as a real estate investment trust (“REIT”), we will elect for each Series to be taxed as a “C” corporation under Subchapter C of the Code for all federal and state tax purposes. As such, each Series will be taxed at regular corporate rates on its income before making any distributions to interest holders as described below. The below discussion assumes C Corporation taxation.

Taxation of Distributions to Investors

Distributions to U.S. investors out of a series’ current or accumulated earnings and profits will be taxable as dividends. A non-corporate U.S. investor who receives a distribution constituting “qualified dividend income” may be eligible for reduced federal income tax rates. U.S. investors are urged to consult their tax advisors regarding the characterization of corporate distributions as “qualified dividend income.” Dividends received by a corporate U.S. investor may be eligible for the corporate dividends-received deduction if certain holding periods are satisfied.

Distributions in excess of a series’ current and accumulated earnings and profits will not be taxable to a U.S. investor to the extent that the distributions do not exceed the adjusted tax basis of the U.S. investor’s interests. Rather, such distributions will reduce the adjusted basis of such U.S. investor’s interests. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. investor’s adjusted basis in its interests will be taxable as capital gain in the amount of such excess if the interests are held as a capital asset.

Net Investment Income Tax

Section 1411 of the Code imposes on individuals, trusts and estates a 3.8% tax on certain investment income. In general, in the case of an individual, this tax is equal to 3.8% of the lesser of (i) the taxpayer’s “net investment income” or (ii) the excess of the taxpayer’s adjusted gross income over the applicable threshold amount ($250,000 for taxpayers filing a joint return, $125,000 for married individuals filing separate returns and $200,000 for other taxpayers). In the case of an estate or trust, the 3.8% tax will be imposed on the lesser of (x) the undistributed net investment income of the estate or trust for the taxable year, or (y) the excess of the adjusted gross income of the estate or trust for such taxable year over a beginning dollar amount of the highest tax bracket for such year.

Taxation of Dispositions of Interests

Upon any taxable sale or other disposition of our interests, a U.S. investor will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the U.S. investor’s adjusted tax basis in the interests. A U.S. investor’s adjusted tax basis in the interests generally equals his or her initial amount paid for the interests and decreased by the amount of any distributions to the investor in excess of the series’ current or accumulated earnings and profits. In computing gain or loss, the proceeds that U.S. investors receive will include the amount of any cash and the fair market value of any other property received for their interests, and the amount of any actual or deemed relief from indebtedness encumbering their interests. The gain or loss will be long-term capital gain or loss if the interests are held for more than one year before disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 20% (plus any applicable state income taxes) plus the 3.8% net investment income tax.

The deductibility of capital losses may be subject to limitation and depends on the circumstances of a particular U.S. investor. The effect of such limitation may be to defer or to eliminate any tax benefit that might otherwise be available from a loss on a disposition of the interests. Capital losses are first deducted against capital gains, and, in the case of non-corporate taxpayers, any remaining such losses are deductible against salaries or other income from services or income from portfolio investments only to the extent of $3,000 per year.

Tax Withholding and Information Reporting

Generally, a series must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you.

Dividends paid by a series to a non-U.S. investor are generally subject to federal income tax withholding at the rate of 30% (or a lower rate determined under a tax treaty). A non-U.S. investor that is entitled to a reduced rate of withholding will need to provide an IRS Form W-8BEN or similar form to certify its entitlement to tax treaty benefits.

Payments of dividends or of proceeds on the disposition of the interests made to you may be subject to additional information reporting and backup withholding at a current rate of 24% unless you establish an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a United States person.

Backup withholding is not an additional tax; rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Under legislation commonly known as “FATCA,” each series will be required to withhold U.S. federal income tax at the rate of 30% on distributions treated as dividends for tax purposes unless the recipient timely provides proper certifications on a valid U.S. Form W-8 or W-9. Withholding under FATCA generally applies to certain “foreign financial institutions” and “non-financial foreign entities.” Withholding will not apply to a U.S. investor that timely provides a valid U.S. Form W-9.

If we determine withholding is required with respect to a distribution or payment, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.

REIT Election

As previously discussed, the management team may seek to qualify certain series as a REIT, based on the circumstances of the respective underlying asset, including the nature of the underlying asset, the size and concentration of the investor group and how the manager intends to manage and monetize the underlying asset.

As long as any series qualifies as a REIT, it generally will not be subject to federal income tax on the portion of its REIT taxable income or capital gain that it distributes to its shareholders. Losses incurred by a REIT will not flow through to investors, nor will items of expense such as foreign taxes. A REIT’s qualification and taxation as a REIT will depend on its ability to satisfy annual income tests, quarterly asset tests, and other requirements under the Code on a continuing basis. Accordingly, there can be no assurance that a REIT will be able to continue to operate in a manner so as to remain qualified as a REIT. Failure to meet certain tests under the Code or to remain qualified as a REIT may subject any REIT to substantial tax liability under the Code that would adversely impact the dividends received by the investors from such REIT.

The manager has the right to structure the acquisition and operation of assets as it deems appropriate and, because of the complexity and cost of a REIT structure, may decide (in its sole and absolute discretion) not to qualify any series as REITs.

Impact of Taxation as a Partnership

If we are unable to elect taxation as a C Corporation, or choose to not make such an election, the Series will be taxed as a partnership for U.S. federal income tax purposes. In such a scenario, the Series will not be subject to U.S. federal income tax. Instead, each interest holder that is subject to U.S. tax will be required to take into account its distributive share, whether or not distributed, of each item of our income, gain, loss, deduction or credit. The company will file a U.S. federal partnership information return reporting its operations for each year and provide a U.S. Internal Revenue Service Schedule K-1 to each series interest holder. However, interest holders may not receive such Schedule K-1 prior to when their tax return reporting obligations become due and may need to file for extensions or file based on estimates.

The Schedule K-1 will reflect information about the Series being taxed as a partnership, the respective ownership position in the Series of investors, and the investor’s share of current year income or losses.

Possible Tax Law Changes

The foregoing discussion is only a summary and is based upon existing federal income tax law. Investors should recognize that the federal income tax treatment of an investment may be modified at any time by legislative, judicial or administrative action. Any such changes may have a retroactive effect with respect to existing transactions and investments and may modify the statements made above. Investors are urged to consult with their own tax advisor with respect to the impact of recent legislation on their investment in the Interests.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR SERIES INTERESTS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR SERIES INTERESTS TO ANY PARTICULAR INVESTOR WILL DEPEND ON THE INVESTOR’S PARTICULAR TAX CIRCUMSTANCES. THE FOREGOING DISCUSSION SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A SERIES.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR SERIES INTERESTS.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

The company will be required to make annual and semi-annual filings with the SEC. The company will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. The company will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. The company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 unitholders of record and have filed at least one Form 1-K.

At least every 12 months, the company will file a post-qualification amendment to the offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

The company may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

Relaxed Ongoing Reporting Requirements

If the company becomes a public reporting company in the future, it will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which the company refers to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as the company remains an “emerging growth company,” the company may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in the company’s periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and interest holder approval of any golden parachute payments not previously approved.

If the company becomes a public reporting company in the future, the company expects to take advantage of these reporting exemptions until it is no longer an emerging growth company. The company would remain an “emerging growth company” for up to five years, although if the market value of its Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, the company would cease to be an “emerging growth company” as of the following December 31.

If the company does not become a public reporting company under the Exchange Act for any reason, the company will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, the company will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and its unitholders could receive less information than they might expect to receive from more mature public companies.

PSFNETWORK MASTERSERIES LLC

FINANCIAL STATEMENTS

FOR THE PERIOD FROM OCTOBER 29, 2025 (INCEPTION)

TO DECEMBER 31, 2025

PSFNETWORK MASTERSERIES LLC

AS OF DECEMBER 31, 2025 AND FOR THE PERIOD FROM OCTOBER 29, 2025

(INCEPTION) TO DECEMBER 31, 2025

INDEPENDENT AUDITORS’ REPORT

To the Members and Management

PSFNetwork Masterseries LLC

Opinion

We have audited the accompanying financial statements of PSFNetwork Masterseries LLC (the “Company”), which comprise the statement of financial position as of December 31, 2025, and the related statement of operations, changes in member’s equity and cash flows for the period from October 29, 2025 (“Inception”) through December 31, 2025, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from Inception through December 31, 2025, in accordance with accounting principles generally accepted in the United States of America

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statement section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statement, the Company recently incorporated and requires capital to operate and commence planned principal operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of a financial statement that is free from material misstatement, whether due to fraud or error.

In preparing the financial statement, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statement is available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statement

Our objectives are to obtain reasonable assurance about whether the financial statement as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statement.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statement.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ dbbmckennon

San Diego, California

April 24, 2026

PSFNETWORK MASTERSERIES LLC

STATEMENT OF FINANCIAL POSITION

DECEMBER 31, 2025

ASSETS
Current assets:
Cash	$-
Prepaid expenses	83
Current assets	83
Deferred offering costs	50,000
Total assets	$50,083

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Total liabilities	$-

Commitments and contingencies (Note 7)

Member’s equity:
Member’s capital	50,699
Accumulated deficit	(616)
Total member’s equity	50,083
Total liabilities and member’s equity	$50,083

See accompanying notes to the financial statements.

PSFNETWORK MASTERSERIES LLC

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM OCTOBER 29, 2025 (INCEPTION) TO DECEMBER 31, 2025

Revenues	$-
-
Operating expenses:
General and administrative	616
Total operating expenses	616

Loss from operations	(616)

Net loss	$(616)

See accompanying notes to the financial statements.

PSFNETWORK MASTERSERIES LLC

STATEMENT OF CHANGES IN MEMBER’S EQUITY

FOR THE PERIOD FROM OCTOBER 29, 2025 (INCEPTION) TO DECEMBER 31, 2025

	Member’s Capital	Accumulated Deficit	Total Member’s Equity

Balance at October 29, 2025 (inception)	$-	$-	$-
Deemed contributions from Manager	50,699	-	50,699
Net loss	-	(616)	(616)
Balance at December 31, 2025	$50,699	$(616)	$50,083

See accompanying notes to the financial statements.

PSFNETWORK MASTERSERIES LLC

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM OCTOBER 29, 2025 (INCEPTION) TO DECEMBER 31, 2025

Cash flows from operating activities:
Net loss	$(616)
Adjustments to reconcile net loss to net cash provided by operating activities:
Operating expenses incurred as deemed contribution from Manager	699
Changes in operating assets and liabilities:
Prepaid expenses	(83)
Net cash provided by operating activities	-
Net change in cash	-
Cash at beginning of period	-
Cash at end of period	$-

Supplemental disclosure of cash flow information:
Cash paid for interest	$-
Cash paid for taxes	$-

Supplemental disclosure to investing and financing activites:
Deferred offering costs incurred as deemed contribution from Manager	$50,000

See accompanying notes to the financial statements.

PSFNETWORK MASTERSERIES LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

PSFNetwork MasterSeries LLC (the “Company”) is a Delaware series limited liability company formed on October 29, 2025. The Company was formed to establish and operate one or more separate and distinct series (each, a “Series”) for the purpose of acquiring, owning, and managing fractional interests in real estate assets. Each Series intends to invest in a specific real estate property (the “Series Asset”), either directly or through a wholly owned subsidiary, and to facilitate fractional ownership of such asset by investors. Each Series Asset, once acquired, will constitute the primary asset of the applicable Series. Investors in such Series will receive a proportional share of the economic benefits derived from the underlying real estate, including rental income and potential appreciation.

PSFNetwork Holdings LLC (the “Manager”), a Delaware limited liability company, serves as the manager of the Company and, unless otherwise specified in a Series designation, the manager of each Series. The Manager has full authority to manage the business and affairs of the Company and each Series. Investors in a Series hold limited liability company interests in such Series (“Interests”) and do not participate in the management or control of the Company or any Series.

As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.

As of December 31, 2025, the Company had not commenced operations and no agreements had been executed. However, the Company has incurred certain setup and formation costs, including Rialto Markets setup fees of $25,000, legal fees of $25,000, incorporation fees of $616, and registered agent fees of $83. Upon commencement of its planned principal operations, the Company expects to incur significant additional expenses. The Company is dependent upon obtaining additional capital resources to commence its planned operations and is subject to risks and uncertainties, including the ability to secure funding and to operate its business profitably.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements present the activities of the Company from inception on October 29, 2025 through December 31, 2025. The Company has adopted a calendar year as its fiscal year.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures in the financial statements. For the period from inception through December 31, 2025, management’s estimates were limited due to the Company’s minimal activity, and such estimates did not have a material impact on the accompanying financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

PSFNETWORK MASTERSERIES LLC

NOTES TO THE FINANCIAL STATEMENTS

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. If an offering is not completed, such costs are expensed as incurred.

As of December 31, 2025, the Company had capitalized $50,000 in deferred offering costs, which were incurred by the Manager and accounted for as deemed contributions to the Company. The deferred offering costs will be allocated to future series as such complete future offerings.

Real Estate Held for Investment

Upon the acquisition of real estate assets by any Series, such assets will be stated at cost, less accumulated depreciation, unless circumstances indicate that the cost cannot be recovered, in which case the carrying value of the property will be adjusted to estimated fair value. Costs directly related to the acquisition of real estate assets will be capitalized as a component of the cost of the property acquired. Major replacements and betterments will be capitalized and depreciated over their estimated useful lives. Maintenance and repair costs will be expensed as incurred. Depreciation will be computed on a straight-line basis over the estimated useful lives of the assets as follows: buildings and improvements — 10 to 40 years; furniture, fixtures, and equipment — 5 to 10 years.

The Company will continually evaluate the recoverability of the carrying value of its real estate assets in accordance with ASC Topic 360, Property, Plant and Equipment. Factors considered by management in evaluating impairment include significant declines in property operating profits, annually recurring property operating losses, and other significant adverse changes in general market conditions that are considered permanent in nature. A real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of the asset over its estimated holding period, including proceeds from the theoretical disposition of the asset, exceed the asset’s net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is recognized to reduce the carrying value of the asset to its estimated fair value.

As of December 31, 2025, no Series had acquired any real estate assets and accordingly no real estate is reflected in the accompanying financial statements.

Fair Market Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity could access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported on the balance sheet approximate their fair value.

PSFNETWORK MASTERSERIES LLC

NOTES TO THE FINANCIAL STATEMENTS

Significant Risks and Uncertainties

The Company is a newly formed entity with limited operating history and has not yet commenced its planned principal operations. The Company is subject to risks and uncertainties customary to early-stage entities, including, but not limited to, dependence on the successful completion of securities offerings, the ability to raise capital, acquisition and management of real estate assets, competition, regulatory developments, and reliance on the Manager and key personnel. Adverse changes in economic conditions, capital markets, or the real estate industry could materially affect the Company’s financial condition and future results of operations.

Revenue

The Company is in the development stage and has not yet generated revenue. Once operational, the Company will recognize revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers.

Under ASC 606, revenue will be recognized based on the following five-step model:

●	Identify the contract with a customer

●	Identify the performance obligations in the contract

●	Determine the transaction price

●	Allocate the transaction price to performance obligations

●	Recognize revenue when (or as) performance obligations are satisfied

The Company’s expects to operate rental properties and recognize rental revenue on a monthly basis as it will be earned. Revenue from leasing arrangements falls outside the scope of FASB ASC 606 and will be accounted for under the provisions of FASB ASC 842.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Acquisition and Offering Expenses

All acquisition expenses, offering expenses, management fees and brokerage fees in connection with any initial offering and the sourcing and acquisition of Series assets shall be borne by the relevant Series, except an unsuccessful offering in which case all abort costs shall be borne by the Manager.

Allocation Policy

The Manager will allocate revenues and costs among the various Series. The allocation policy requires that items not related to a specific Series will be allocated across all the Series at the Manager’s discretion. The Manager may amend the allocation policy in its sole discretion from time to time.

All brokerage fees, offering expenses, acquisition expenses and operating expenses shall be allocated by the Manager in accordance with the allocation policy.

The Manager, in its sole discretion may defer or waive any fee payable to it under the operating agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

PSFNETWORK MASTERSERIES LLC

NOTES TO THE FINANCIAL STATEMENTS

Operating Expenses

Each Series shall be responsible for its operating expenses. The Manager will bear its own expenses of an ordinary nature. If there are not sufficient cash reserves of, or revenues generated by, a Series to meet its operating expenses, the Manager may: (a) issue additional interests in such Series; (b) pay such excess operating expenses and not seek reimbursement; and/or (c) enter into an agreement pursuant to which the Manager loans to the Company an amount equal to the remaining excess operating expenses (the “Operating Expenses Reimbursement Obligation”). The Manager, in its sole discretion, may impose a reasonable rate of interest (a rate no less than the applicable federal rate on any operating expenses reimbursement obligation). The Operating Expenses Reimbursement Obligation shall become repayable when cash becomes available.

Income Taxes

The Company is a Delaware series limited liability company. As of December 31, 2025, the Company’s sole member is PSFNetwork Holdings LLC; accordingly, the Company is treated as a disregarded entity for U.S. federal income tax purposes under Treasury Regulation Section 301.7701-3. No provision for income tax has been recorded in the accompanying financial statements at the master LLC level, as all taxable income or loss flows through to the Company’s sole member. Pursuant to the Company’s Operating Agreement (Article IX), the Company may elect for individual Series, once established, to be treated as associations taxable as corporations and to qualify as real estate investment trusts (“REITs”) under Sections 856 through 860 of the Internal Revenue Code. Upon such election, each electing Series would be subject to federal and applicable state income taxes at the corporate level and would be required to satisfy the REIT distribution, income, and asset tests on an ongoing basis. No Series were in existence during the period from October 29, 2025 (inception) through December 31, 2025, and accordingly no such elections have been made as of the balance sheet date.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

To the extent that individual Series elect to be taxed as corporations or REITs, such Series may become subject to federal, state, and local income taxation. As of December 31, 2025, no Series had been established and the Company, as a disregarded entity, is not independently subject to income tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Earnings/(Loss) per Membership Interest

Upon completion of an Offering, each series complies with the accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings/(loss) per membership interest (“EPMI”) is computed by dividing net income/(loss) for a particular series by the weighted average number of outstanding membership interests in that particular Series during the period.

Segment Reporting

The Company applies ASC Topic 280, Segment Reporting. The Company’s Chief Operating Decision Maker (“CODM”) is PSFNetwork Holdings LLC (the “Manager”), which has full authority to manage the business and affairs of the Company and each Series. The CODM allocates resources and assesses the performance of the Company as a whole. The Company operates as a single reportable segment and, accordingly, no additional segment disclosures are required.

PSFNETWORK MASTERSERIES LLC

NOTES TO THE FINANCIAL STATEMENTS

Recent Accounting Pronouncements

The FASB periodically issues Accounting Standards Updates (“ASUs”) that amend U.S. generally accepted accounting principles. Management has reviewed recently issued accounting standards and assessed their applicability to the Company.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which enhances disclosure requirements related to income taxes, including disaggregation of income tax expense and information about income taxes paid. The amendments were effective January 1, 2025. The adoption of this guidance did not have a material impact on the Company’s financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands disclosure requirements related to reportable segments. The amendments are effective for annual reporting periods beginning after December 15, 2023. The adoption of this guidance did not have a material impact on the Company’s financial statements, as the Company operates as a single reporting segment.

Management has evaluated other recently issued accounting pronouncements that are effective or will be effective in future periods and has determined that such standards are either not applicable to the Company or are not expected to have a material impact on the Company’s financial position, results of operations, or cash flows.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans and has incurred net loss of $616 from October 29, 2025 (inception) to December 31, 2025. The Company is dependent upon its Manager for the continued funding of its cash flow needs. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: MANAGEMENT FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Asset Management Fee

For services performed, the Series will pay an annual Asset Management Fee to the Managing Manager in the amount of 10% of the gross rental income of the Underlying Asset of the Series. If there is no rental income during a period, no Asset Management Fee will be due.

Platform Fee

As compensation for the technology associated with sourcing the properties and hosting the offering for each Series, the Managing Member will collect a fee equal to 2.5% of the gross proceeds of each Series offering.

Liquidation Fee

Subject to Section 7.3 and ARTICLE XI and any Interest Designation, any amounts available for distribution following the liquidation of a Series, net of any fees, costs and liabilities, shall be applied and distributed 100% to the Members (pro rata to their Interests and which, for the avoidance of doubt, may include the Managing Member and its Affiliates). Each Series will be charged a market rate property liquidation fee that will cover property sale expenses such as brokerage commissions, and title escrow and closing costs. It is expected that this liquidation fee charged to a Series will be six percent (6%) of the property sale price. If the actual property liquidation fees are less than the amount charged to the Series, the Managing Member will receive the difference.

PSFNETWORK MASTERSERIES LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5: MEMBER’S EQUITY

As of December 31, 2025, the Company has not raised any funds. No member units were issued as of December 31, 2025.

The Company is managed by the Manager. Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company and to each of the Company’s Series and subsidiaries, if any.

The Manager will be responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the series in which they are invested.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

The debts, obligations, and liabilities of the Company or each Series, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company or each Series, and no member of the Company or each Series is obligated personally for any such debt, obligation, or liability.

Capital Contributions

For the period from October 29, 2025 (inception) through December 31, 2025, the Manager made non-cash capital contributions to the Company totaling $50,699, including $50,000 in deferred offering costs, and $699 in other operating expenses. Of the $699 in operating expenses, $616 was recognized in the statement of operations and $83 remained as prepaid expense on the balance sheet.

These contributions primarily represent organizational, formation, and offering-related costs incurred on behalf of the Company and paid by the Manager. Such amounts have been treated as deemed capital contributions to the Company.

NOTE 6: RELATED-PARTY TRANSACTIONS

See Note 5 for deemed contributions from the Manager.

NOTE 7: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

NOTE 8: SUBSEQUENT EVENTS

Management has evaluated all subsequent events through April 24, 2026, the date the financial statements were available to be issued. On March 13, 2026, the Company executed its Series Limited Liability Company Agreement, establishing the governance framework for the creation of individual Series. On April 9, 2026, the Company established its first Series, PSF Property 001, for the purpose of acquiring a residential condominium located at 488 NE 18th Street, PH03, Miami, FL 33132. The Series Designation authorizes the issuance of up to 772 Interests through an initial offering to be conducted through Rialto Markets LLC as broker. There are no other material events requiring disclosure or adjustment to the financial statements.

There are no other material events requiring disclosure or adjustment to the financial statements.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1	Rialto Markets Agreement
2.1	Certificate of Formation of PSFNetworks MasterSeries LLC
2.2	Operating Agreement of PSFNetworks MasterSeries LLC
3.1	Series PSF Property 001 Series Designation
4.1	Form of Series PSF Property 001 Subscription Agreement
6.1	Form Property Listing Acknowledgement & Conditional Purchase Option Agreement
8.1	Form of Escrow Agreement
11.1	Auditors Consent
12.1	Opinion of CrowdCheck Law, LLP

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in State of New York on April 24, 2026.

PSFNetwork MasterSeries LLC
a Delaware series limited liability company

By	/s/ PSFNetwork Holding LLC
Its: Managing Member

	By:	/s/ Omar ElGhazaly
	Name:	Omar ElGhazaly
	Title:	Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

PSFNetwork MasterSeries LLC
a Delaware series liability company

By	/s/ PSFNetwork Holding LLC
Its: Managing Member

	By:	/s/ Omar ElGhazaly
	Name:	Omar ElGhazaly
	Title:	Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of PSFNetworks Holding LLC Managing Member of PSFNetwork MasterSeries LLC

	Date:	April 24, 2026